EXHIBIT 11

                                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                                Computation of Earnings Per Share (unaudited)
                                   (In thousands, except per share amounts)





                                                                            Three Months Ended March 31,
BASIC                                                                       1998                       1997
                                                                      --------------             --------------


Earnings:
     Net income (loss) applicable to basic earnings
           per share calculation                                      $      (4,611)             $      49,860
                                                                      ==============             ==============


Weighted average number of shares outstanding                               146,749                    146,682
                                                                      ==============             ==============


Net income (loss) per share - basic                                   $       (0.03)             $        0.34
                                                                      ==============             ==============



DILUTED

Earnings:
     Net income (loss)                                                $      (4,611)             $      49,860
     Add:  Interest relating to 5.5% convertible
              subordinated notes, net of tax                                  1,630                      1,630
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                                        111                        111
                                                                      --------------             --------------
     Net income (loss) applicable to fully diluted earnings
           per share calculation                                      $      (2,870)             $      51,601
                                                                      ==============             ==============

Weighted average number of shares outstanding:
     Common shares                                                          146,749                    146,682
     Additional average shares outstanding assuming:
        Exercise of stock options (treasury method)                              62                         81
        Conversion of 5.5% convertible subordinated notes                     6,505                      6,505
                                                                      --------------             --------------
                                                                            153,316                    153,268
                                                                      ==============             ==============

Net income (loss) per share - diluted (a)                             $       (0.02)             $        0.34
                                                                      ==============             ==============

(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result. Diluted net income (loss) per share computed in accordance with SFAS 128 was the same as basic earnings per share.